Exhibit 99.1

Date:	November 3, 2011
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS THIRD QUARTER 2011 RESULTS

East Rutherford, NJ – November 3, 2011 – Cambrex Corporation (NYSE: CBM) reports third quarter results for the period ended September 30, 2011.

Highlights

–	Reported sales increased by 17.9%, and excluding the impact of foreign currency exchange rates , sales increased 10.9% compared to the third quarter of 2010.

–	EBITDA was $11.1 million in the quarter, an increase of 30.2% compared to Adjusted EBITDA of $8.5 million in the third quarter of 2010.

–	Debt, net of cash was $69.3 million at the end of the quarter, an improvement of $6.2 million during the quarter which includes a negative $2.6 million currency impact on foreign cash balances.

–	New $250 million five-year revolving credit facility entered into on November 2, 2011 provides sufficient access to capital to execute growth plans.

Basis of Reporting

The Company has provided a reconciliation from GAAP amounts to adjusted amounts at the end of this press release.  Management believes that the adjusted amounts provide a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain expenses recorded.

Third Quarter of 2011 Operating Results – Continuing Operations

Sales in the third quarter of 2011 of $58.2 million were 17.9% higher than the third quarter of 2010.  Excluding a 7.0% favorable impact of foreign currency exchange rates, reflecting a weaker U.S. dollar, sales increased 10.9%.  The increase is primarily due to higher volumes of an active pharmaceutical ingredient (“API”) for a customer who experienced a disruption in its supply chain for most of 2010, higher volumes of controlled substances, products utilizing the Company’s drug delivery technology and a recently approved innovator product. These increases were partially offset by lower pricing across several product categories, lower sales of generic APIs and lower custom development shipments.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Gross margins in the third quarter of 2011 increased to 30.6% from 28.6% in the third quarter of 2010.  Excluding a favorable impact from foreign currency,exchange rates, third quarter of 2011 margins decreased to 27.3%.  The decline in currency adjusted gross margins was a result of lower pricing partially offset by higher production volumes and favorable product mix.

Selling, General and Administrative Expenses in the third quarter of 2011 were $9.8 million compared to $7.9 million in the same period last year.  The increase is primarily due to increased personnel costs and foreign currency exchange rates .

Operating Profit increased to $5.4 million in the third quarter of 2011 from $1.3 million in the third quarter of 2010.  Operating Profit in the third quarter of 2011 increased $2.2 million compared to 2010 Adjusted Operating Profit of $3.2 million for the same period in 2010, driven primarily by favorable foreign currency exchange rates, higher sales volumes and favorable product mix partially offset by lower pricing and higher operating expenses.

Equity in Losses of  a Partially-Owned Affiliate of $0.5 million in the third quarter of 2011 represents the Company’s share of losses in Zenara Pharma, a pharmaceutical company focused on the formulation of finished dosage form products.  Cambrex acquired a 51% stake in Zenara during the fourth quarter of 2010.  The Company’s share of Zenara’s losses includes $0.3 million of amortization of intangibles and depreciation.

                Net Interest Expense decreased to $0.6 million in the third quarter of 2011 from $1.2 million in the third quarter of 2010.  This decrease is primarily due to the maturing of the Company’s fixed interest rate swaps in October 2010.

The Provision for Income Taxes totaled $1.2 million in the third quarter of 2011.  The Company’s effective tax rate has been and is expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Income from continuing operations for the third quarter of 2011 was $3.1 million, or $0.10 per share, compared to a loss from continuing operations of $1.3 million, or $0.04 per share, in the third quarter of 2010.

Capital expenditures and depreciation for the third quarter of 2011 were $4.7 million and $5.7 million compared to $3.5 million and $5.3 million in the third quarter of 2010, respectively.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

On November 2, 2011, the Company entered into a $250 million five-year syndicated senior revolving credit facility, replacing the Company’s existing facility that was set to expire in April 2012.  The Company will pay interest on the facility at LIBOR plus 1.75% to 2.50% based upon certain financial measurements.  The facility also includes financial covenants regarding interest coverage and leverage ratios.

Steven M. Klosk, President and Chief Executive Officer, said, “I am pleased with our third quarter performance with increased revenues from custom manufacturing, controlled substances and drug delivery products.  While generic API revenues were slightly lower during the quarter, incoming orders remain strong for this product category.  We continue to focus on generating free cash flow, lowering our production costs and developing new products to support continued growth.”

Guidance – Continuing Operations

The Company currently expects that full year 2011 sales, excluding the impact of foreign currency, will increase between 5% and 7% versus 2010, and that full year 2011 EBITDA will be between $44 and $48 million.  EBITDA guidance is for continuing operations and excludes the impact of any M&A or restructuring activities.  The above guidance does not reflect Zenara, which is accounted for using the equity method, and as such is not consolidated into the Company’s results.  Cambrex’s income statement reflects 51% of Zenara’s net results as Equity in Losses of Partially-Owned Affiliate.  For 2011, the Company continues to expect Zenara to have revenues in the low to mid single digit millions and a small EBITDA loss.

Capital expenditures are expected to be approximately $14 to $16 million and depreciation is expected to be $22 to $24 million in 2011.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s third quarter 2011 Form 10-Q is filed with the SEC.

Conference Call and Webcast

The Conference Call to discuss third quarter of 2011 results will begin at 8:30 a.m. Eastern Time on Friday, November 4, 2011 and last approximately 45 minutes.  Those wishing to participate should call 1-800-723-6751 for domestic and +1-785-830-7980 for international.  Please use the pass code 6146431 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Friday, November 11, 2011 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 6146431 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements

This document  contains “forward-looking statements”  including statements regarding expected performance, especially expectations with respect to sales, gross margins, operating expenses, earnings per share, cash flows, capital expenditures, acquisitions, divestitures, collaborations, other expansion opportunities and those set forth under the heading "Guidance- Continuing Operations," including the company's expectation that full year 2011 sales, excluding the impact of foreign currency will increase between 5% and 7% versus 2010, that full yeat 2011 EBITDA will be between $44 and $48 million, that zenara will have revenues in the low to mid single digit millions and a small EBITDA loss, that capital expenditures will be approximately $ 14 to $ 16 million and that depreciation will be $22 to $24 million in 2011. These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, captioned “Risk Factors,” or otherwise described in the Company’s filings with the Securities and Exchange Commission, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign currency exchange rates, uncollectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, and the Company’s ability to receive regulatory approvals for its products.

     For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2010 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.

About Cambrex

    Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended September 30, 2011 and 2010
(in thousands, except per-share data)

	2011		2010
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$58,203		$49,356
Commissions, Allowances and Rebates	412		492
Net Sales	57,791		48,864

Other	1,364		(1,090)

Net Revenues	59,155		47,774

Cost of Goods Sold	41,326	71.0%	33,664	68.2%

Gross Profit	17,829	30.6%	14,110	28.6%

Operating Expenses
Selling, General and Administrative Expenses	9,818	16.9%	7,879	16.0%
Research and Development Expenses	2,615	4.5%	3,080	6.2%
Restructuring Expenses	-	-	1,187	2.4%
Merger and Acquisition Expenses	-	-	711	1.4%
Total Operating Expenses	12,433	21.4%	12,857	26.0%

Operating Profit	5,396	9.3%	1,253	2.5%

Other Expenses:
Interest Expense, net	564		1,233
Other Expenses, net	14		52
Equity in Losses of Partially-Owned Affiliate	497		-

Income/(Loss) Before Income Taxes	4,321	7.4%	(32)	-0.1%

Provision for Income Taxes	1,227		1,252

Income/(Loss) from Continuing Operations	$3,094	5.3%	$(1,284)	-2.6%

Loss from Discontinued Operations, Net of Tax	(333)		(170)

Net Income/(Loss)	$2,761	4.7%	$(1,454)	-2.9%

Basic Earnings/(Loss) per Share of Common Stock:
Income/(Loss) from Continuing Operations	$0.10		$(0.04)
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income/(Loss)	$0.09		$(0.05)

Diluted Earnings/(Loss) per Share of Common Stock:
Income/(Loss) from Continuing Operations	$0.10		$(0.04)
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.01)
Net Income/(Loss)	$0.09		$(0.05)

Weighted Average Shares Outstanding
Basic	29,483		29,373
Diluted	29,528		29,373

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Nine Months Ended September 30, 2011 and 2010
(in thousands, except per-share data)

	2011		2010
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$187,341		$162,914
Commissions, Allowances and Rebates	1,226		1,204
Net Sales	186,115		161,710

Other	2,007		374

Net Revenues	188,122		162,084

Cost of Goods Sold	133,781	71.4%	115,548	70.9%

Gross Profit	54,341	29.0%	46,536	28.6%

Operating Expenses
Selling, General and Administrative Expenses	28,097	15.0%	24,784	15.2%
Research and Development Expenses	8,247	4.4%	7,906	4.9%
Restructuring Expenses	-	-	1,187	0.7%
Merger and Acquisition Expenses	-	-	786	0.5%
Total Operating Expenses	36,344	19.4%	34,663	21.3%

Operating Profit	17,997	9.6%	11,873	7.3%

Other Expenses/(Income):
Interest Expense, net	1,742		3,602
Other (Income)/Expenses, net	(271)		69
Equity in Losses of Partially-Owned Affiliate	1,164		-

Income Before Income Taxes	15,362	8.2%	8,202	5.0%

Provision for Income Taxes	4,656		4,137

Income from Continuing Operations	$10,706	5.7%	$4,065	2.5%

(Loss)/Income from Discontinued Operations, Net of Tax	(479)		935

Net Income	$10,227	5.5%	$5,000	3.1%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.36		$0.14
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.01)		$0.03
Net Income	$0.35		$0.17

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.36		$0.14
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.01)		$0.03
Net Income	$0.35		$0.17

Weighted Average Shares Outstanding
Basic	29,450		29,341
Diluted	29,517		29,443

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of September 30, 2011 and December 31, 2010
(in thousands)

	September 30,	December 31,
Assets	2011	2010

Cash and Cash Equivalents	$29,710	$29,614
Trade Receivables, net	31,801	39,025
Inventories, net	65,809	61,408
Prepaid Expenses and Other Current Assets	7,081	5,082
Total Current Assets	134,401	135,129

Property, Plant and Equipment, net	142,446	150,483
Goodwill	38,015	37,694
Intangible Assets, net	4,511	4,687
Investment in Partially-Owned Affiliate	16,810	19,709
Other Non-Current Assets	2,850	4,049

Total Assets	$339,033	$351,751

Liabilities and Stockholders' Equity

Accounts Payable	$18,372	$19,480
Accrued Expenses and Other Current Liabilities	36,505	33,503
Total Current Liabilities	54,877	52,983

Long-term Debt	99,000	115,900
Deferred Income Taxes	17,191	17,893
Accrued Pension and Postretirement Benefits	38,739	43,921
Other Non-Current Liabilities	11,077	13,419

Total Liabilities	$220,884	$244,116

Stockholders’ Equity	$118,149	$107,635

Total Liabilities and Stockholders’ Equity	$339,033	$351,751

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Nine Months Ended September 30, 2011 and 2010
(in thousands)

	Third Quarter 2011	Third Quarter 2010

Operating Profit	$5,396	$1,253

Restructuring Expenses	-	1,187

Merger and Acquisition Expenses	-	711

Adjusted Operating Profit	5,396	3,151

Depreciation and Amortization	5,718	5,388

Adjusted EBITDA	$11,114	$8,539

	Nine Months 2011	Nine Months 2010

Operating Profit	$17,997	$11,873

Restructuring Expenses	-	1,187

Merger and Acquisition Expenses	-	786

Adjusted Operating Profit	17,997	13,846

Depreciation and Amortization	17,321	15,997

Adjusted EBITDA	$35,318	$29,843

# # #

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com